EXHIBIT 99.1

PRESS RELEASE

Contact:	Contact:
Jefferson Bancorp/Bay Bank	Carrollton Bancorp
Kevin B. Cashen	Robert A. Altieri
President and CEO	President & CEO
410-427-3707	410-536-7392
kcashen@baybankmd.com	baltieri@carrolltonbank.com

LUTHERVILLE and COLUMBIA, MARYLAND, July 2, 2012 – Carrollton Bancorp today announced that it has established a record date and a meeting date for the special meeting of its shareholders to consider and vote upon, among other things, the proposal to adopt the previously announced Agreement and Plan of Merger, dated as of April 8, 2012, as amended on May 7, 2012, by and among Carrollton Bancorp (“Carrollton Bancorp”), Jefferson Bancorp, Inc. (“Jefferson Bancorp”) and Financial Services Partners Fund I, LLC, and to approve the transactions contemplated thereby, including the merger.

Carrollton Bancorp shareholders of record at the close of business on Tuesday, July 10, 2012 will be entitled to receive notice of the special meeting and to vote at the special meeting. The special meeting will be held at Carrollton Bancorp headquarters at 7151 Columbia Gateway Drive, Suite A, Columbia, Maryland on Thursday, August 23, 2012, at 10:00 a.m., local time.  Carrollton Bancorp expects to file shortly with the Securities and Exchange Commission (“SEC”) definitive proxy materials related to the special meeting of the Carrollton Bancorp’s shareholders to vote on and approve the merger.

The parties currently expect to complete the merger during the fourth quarter of 2012, subject to customary closing conditions, including receipt of applicable regulatory and shareholder approvals.

About Jefferson Bancorp, Inc. /Bay Bank, FSB

Jefferson Bancorp, Inc was formed in July 2010 to acquire certain assets and assume certain liabilities of Bay National Bank from the Federal Deposit Insurance Corporation.  Substantially all of the Jefferson Bancorp’s outstanding common shares are owned by Financial Services Partners Fund I LLC (“FSPF”).  FSPF is a Delaware limited liability company established on July 1, 2005, to pursue equity investments in banks, thrifts, insurance and specialty finance institutions.   Jefferson Bancorp, Inc. is a savings & loan holding company for Bay Bank, FSB.  Bay Bank, FSB is headquartered in Lutherville, Maryland, and is focused on providing superior customer service to small and medium-sized businesses, their owners and professionals located throughout the region.  Its core products are commercial loans, real estate loans, commercial and consumer deposit services, cash management services and consumer loans.  As of December 31, 2011, Bay Bank had total assets of approximately $130 million and two branch locations.  Please visit Bay Bank’s website at www.baybankmd.com for additional information.

About Carrollton Bancorp/Carrollton Bank

Carrollton Bank is a wholly-owned subsidiary of Carrollton Bancorp, a publicly traded bank holding company (NASDAQ: CRRB) headquartered in Columbia, Maryland.  Carrollton Bank has been committed to providing outstanding financial service to the central Maryland region for more than 100 years. Carrollton Bank provides a wide range of financial services for personal and business banking customers, including a variety of checking accounts, competitive rates on certificates of deposit and savings accounts, commercial lending, free nationwide ATMs with the MoneyPass® symbol, mortgages, investment services* and 24-hour internet and telephone banking.  As of December 31, 2011, Carrollton Bank had approximately $365 million in total assets and ten (10) branch locations in the region.  Please visit Carrollton Bank’s website at www.carrolltonbank.com for additional information.

Additional Information about the Merger and Where to Find It

Carrollton Bancorp has filed with the SEC a preliminary proxy statement as well as other relevant documents concerning the proposed merger transaction.  Shareholders are urged to read the definitive proxy statement regarding the merger when it becomes available and any other relevant documents filed with the SEC, as well as any amendments or supplements to those documents, because they will contain important information.

A free copy of the definitive proxy statement, as well as other filings containing information about Carrollton Bancorp may be obtained at the SEC's website at http://www.sec.gov. You will also be able to obtain these documents, free of charge, from Carrollton Bancorp at www.carrolltonbank.com under the tab "Investor Relations".

Jefferson Bancorp and Carrollton Bancorp and certain of their directors and executive officers may be deemed to be participants in the solicitation of proxies from the shareholders of Carrollton Bancorp in connection with the proposed merger. Information about the directors and executive officers of Carrollton Bancorp is set forth on the Carrollton Bancorp website under the “Investor Relations” tab. Information about the directors and executive officers of Jefferson Bancorp and its bank subsidiary, Bay Bank (“Bay Bank”), is set forth on the Bay Bank website under the “About Bay Bank” tab. Additional information regarding the interests of those participants and other persons who may be deemed participants in the transaction may be obtained by reading the definitive proxy statement regarding the proposed merger when it becomes available.  Free copies of this document may be obtained as described in the preceding paragraph.

* Investment products offered through Carrollton Financial Services, Inc. are not deposits or other obligations of Carrollton Bank or any affiliate; are not insured by the Federal Deposit Insurance Corporation (FDIC) or any other agency of the United States Government, Carrollton Bancorp or any affiliate; and in case of a product that is subject to investment risk, there is possible loss of value.